February 3, 2012

VIA E-MAIL AND HAND DELIVERY

Silver Bay Property Management LLC
14601 27th Avenue North, Suite 102
Plymouth, MN 55447
Attention: Irvin R. Kessler

Re:    Two Harbors Property Investment LLC/Silver Bay Property Management LLC

Dear Mr. Kessler:

Reference is made to that certain Acquisition Services Agreement dated as of the date hereof (the “Acquisition Agreement”) by and between Silver Bay Property Management LLC, a Delaware limited liability company (“Manager”), and Two Harbors Property Investment LLC, a Delaware limited liability company (“Master Servicer”), and that certain Property Management Agreement dated as of the date hereof (the “Management Agreement”) by and between Manager and Master Servicer. The Acquisition Agreement and the Management Agreement are sometimes collectively referred to herein as the “Agreements.” Capitalized terms used but not defined herein shall have the meanings set forth in the applicable Agreement identified by the section titles of this Agreement.

Master Servicer and Manager desire to enter into this letter (the “Letter”) to supplement the Agreements, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

I.	PROPERTY MANAGEMENT AGREEMENT:

a.
Management Fee. Commencing on the Effective Date, Master Servicer shall pay Manager a monthly management fee (the “Management Fee”) equal to the greater of (1) six percent (6%) of the Gross Collections (less Security Deposits) derived from the Properties in the prior month or (2) $50 per Property (excluding, however, any vacant Property), in accordance with Section 5.2 of the Management Agreement.

b.
Lease Fees. Master Servicer shall pay Manager a one-time $500 per property fee for the leasing of a Property to a new tenant and a one-time $200 per property fee for each renewal of an annual lease term to an existing tenant in accordance with Section 5.2 of the Management Agreement. If a lease term is for a duration other than one year, an appropriate pro-ration to this renewal fee will be made.

c.	Maintenance Fee. Master Servicer shall pay a maintenance fee of $25 per month per property to oversee the ongoing maintenance in accordance with Section 5.2 of the Management Agreement.

d.	Rehabilitation Oversight Fee. If, during the term of the Acquisition Agreement,

Manager oversees and coordinates any rehabilitation or repairs to a Property acquired by Master Servicer pursuant to the Acquisition Agreement in order to cause such Property to be in a “rent ready” condition (“Rehabilitation”), then Master Servicer shall pay to Manager a one-time Rehabilitation oversight fee (the “Rehabilitation Oversight Fee”) equal to the lesser of: (1) ten percent (10%) of the actual, out-of-pocket costs and expenses (not including Manager overhead or in-house expenses) incurred in connection with the Rehabilitation; or (2) $500 per Property. On a monthly basis, Manager shall deliver to Master Servicer Manager’s calculation of any Rehabilitation Oversight Fee for the immediately preceding calendar month, along with such calculations, accounting records and financial statements sufficient to allow Master Servicer to verify Manager’s calculation of the applicable Rehabilitation Oversight Fee (as determined in Master Servicers’ sole discretion). Master Servicer shall have a period of five (5) business days to review and approve of the calculation. If Master Servicer does not notify Manager within that time period that Master Servicer objects to the Manager’s calculation of the Rehabilitation Oversight Fee, then Manager shall be entitled to deduct the stated Rehabilitation Oversight Fee from the Trust Operating Account upon the addition of the applicable Property to the Management Agreement; however, if Master Servicer timely objects, Manager shall deduct from the Trust Operating Account only that amount, if any, that is approved by Master Servicer, and Master Servicer and Manager shall promptly attempt to resolve their disagreement as provided in Article 15 of the Management Agreement.

e.
Termination Fee. In the event of a Voluntary Termination of the Management Agreement pursuant to Section 11.1 thereof, then no later than five (5) days following Manager’s delivery to Master Servicer of any and all items required to be delivered to Master Servicer under Section 11.4 of the Management Agreement, Master Servicer shall pay to Manager a termination fee for each Property that under management as of the Voluntary Termination date, in accordance with the schedule set forth below (the “Termination Fee”):

i.	During the initial Term, the Termination Fee shall be the greater of (a) $250 or an amount equal to the aggregate Management Fee that is payable to Manager for the remainder of the Term;

ii.	During any Renewal Term, the Termination Fee shall be $100.

f.
Non-Renewal Fee. In the event of a Non-Renewal of the Management Agreement pursuant to Section 11.2 thereof, then no later than five (5) days following Manager’s delivery to Master Servicer of any and all items required to be delivered to Master Servicer under Section 11.4 of the Management Agreement, Master Servicer shall pay to Manager a non-renewal fee for each Property that is under management as of the end of the then-current Term or Renewal Term, in accordance with the schedule set forth below (the “Non-Renewal Fee”):

i.	During the initial Term and the first Renewal Term, the Non-Renewal Fee shall be $100;

ii.	Thereafter, there shall be no Non-Renewal Fee.

II.    ACQUISITION SERVICES AGREEMENT:

g.
Acquisition Fee. If, during the Term of the Acquisition Agreement, Manager is the procuring cause of the purchase of a Property by Master Servicer or an Affiliate of Master Servicer, Master Servicer agrees to pay Manager a one-time acquisition fee (the “Acquisition Fee”) in the amount of $2,000 per property in accordance with Section 4.2 of the Acquisition Agreement. The Parties expressly acknowledge that the foregoing calculation of the Acquisition Fee is intended to apply to single-family dwellings only. If Manager presents a multi-family dwelling or other alternative potential acquisition target to Master Servicer, any fees payable in connection with such a transaction shall be negotiated separately by Master Servicer and Manager, each acting in its sole and absolute discretion.

*    *    *

[Signature Page Follows]

If the foregoing accurately sets forth our understanding, please so indicate by executing and returning a copy of this Letter.
Sincerely,
TWO HARBORS PROPERTY INVESTMENT LLC, a                                         Delaware limited liability company

By: /s/ Brad Farrell                                            Name: Brad Farrell
Title: Chief Financial Officer

AGREED:

SILVER BAY PROPERTY
MANAGEMENT LLC, a
Delaware limited liability company

By: /s/ Irvin Kessler
Name: Irvin Kessler
Title: Manager